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                                                                      EXHIBIT 11


              UNITED STATES SURGICAL CORPORATION AND SUBSIDIARIES

                       EXHIBIT TO FORM 10-K ANNUAL REPORT

                      For the Year Ended December 31, 1994

               COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE


                                                                    Twelve Months Ended December 31,
                                                            -------------------------------------------------
In thousands, except per share data                            1994               1993               1992
- -------------------------------------------------------------------------------------------------------------
Net income (loss)                                            $19,200           $(138,700)           $138,900

Preferred stock dividends                                     14,900
                                                              ------             -------             -------

Net income (loss) applicable to common stock                 $ 4,300           $(138,700)           $138,900
                                                             =======            ========             =======
Average number of common shares and
  common share equivalents outstanding:
  Average number of common shares
    outstanding                                               56,600               56,000             54,300
  Add common share equivalents - options
    to purchase common shares - net                                                                    5,600
                                                             -------            ---------            -------
  Average number of common shares and
    common share equivalents outstanding                      56,600               56,000             59,900
                                                              ======               ======             ======

Net income (loss) per common share and
  common share equivalent (primary and
  fully diluted)                                             $   .08           $    (2.48)          $   2.32
                                                                ====                =====               ====




The computation does not assume conversion of the Company's preferred stock into common since the result would be antidilutive. Net income (loss) applicable to common stock in 1994 and 1993 was computed solely on the weighted average number of common shares outstanding during the period, since the inclusion of common share equivalents would be antidilutive.